Exhibit 3.1
EXECUTION VERSION
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALDEL FINANCIAL INC.,
a Delaware corporation
Aldel Financial Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A.    The name of the Corporation is Aldel Financial Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on December 23, 2020. The Corporation’s amended and restated certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on March 18, 2021. The Corporation’s second amended and restated certification of incorporation was filed with the office of the Secretary of State of the State of Delaware on April 8, 2021.
B.    This third amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and restates and amends the provisions of the Corporation’s second amended and restated certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C.    The text of the second amended and restated certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is Hagerty, Inc.
ARTICLE II
REGISTERED OFFICE
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK
4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001, that the Corporation is authorized to issue is 820,000,000 shares, consisting of (a) 800,000,000 shares of common stock (“Common Stock”), including (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 300,000,000 shares of Class V common stock (the “Class V Common Stock”), and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).
4.2    Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation.
4.3    Common Stock.
(a)    Voting.
(i)    The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class A Common Stock are entitled to vote. The holders of shares of Class A Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class V Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class A Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
(ii)    The holders of shares of Class V Common Stock shall be entitled to ten (10) votes for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class V Common Stock are entitled to vote. The holders of shares of Class V Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class A Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class V Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)    Exchange of Class V Common Stock.
(i)    Voluntary Redemption. Shares of Class V Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in (A) the Fourth Amended and Restated Limited Liability Company Agreement of The Hagerty Group, LLC, dated as of December 2, 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”), and (B) the Exchange Agreement dated as of December 2, 2021, as it may be amended from time to time in accordance with its terms (the “Exchange Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class V Common Stock for Class A Common Stock pursuant to the LLC Agreement and the Exchange Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement and the Exchange Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such exchange of shares of Class V Common Stock pursuant to the LLC Agreement and the Exchange Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class V Common Stock upon such exchange, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or the Exchange Agreement, as applicable, or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement and the Exchange Agreement, be validly issued, fully paid and non-assessable. All shares of Class V Common Stock redeemed shall be cancelled.
(ii)    Termination of Voting Preference. Each one (1) share of Class V Common Stock shall automatically, without any further action, cease to be entitled to ten (10) votes and thereafter be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class V Common Stock are entitled to vote on the earlier of (A) the date that is the fifteen (15) year anniversary of the date on which this Certificate of Incorporation becomes effective under the DGCL (the “Effective Date”) and (B) the date on which such share is Transferred other than to a Qualified Transferee.
(c)    Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.
(d)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V

Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
(e)    No holder of shares of Common Stock shall (in its capacity as such and without limiting any contractual rights) be entitled to preemptive or subscription rights.
4.4    Preferred Stock.
(a)    The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
(b)    The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
4.5    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any share of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
4.6    Definitions. As used in this Article IV, the following terms shall have the following meanings:
(a)    “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

(b)    “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).
(c)    “Family Group” means Kim Hagerty, Tammy Hagerty, McKeel Hagerty or any of such person’s respective Family Members or any person with respect to which one more members of the Family Group have Voting Control.
(d)    “Family Member” means a spouse, sibling or spouse of a sibling, lineal descendant (whether natural or adopted) or spouse of a lineal descendant, or any trust created for the benefit of any such individual or of which any of the foregoing is a beneficiary.
(e)    “Qualified Entity” means, with respect to a Qualified Stockholder: (i) a Qualified Trust solely for the benefit of (A) such Qualified Stockholder, or (B) one or more Family Members of such Qualified Stockholder; (ii) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder or (C) any other Qualified Entity of such Qualified Stockholder, (iii) any Charitable Trust validly created by a Qualified Stockholder; (iv) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (v) any 501(c) Organization or Supporting Organization over which (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder or (C) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.
(f)    “Qualified Stockholder” means (i) any member of the Family Group, (ii) Markel
Corporation, a Virginia corporation, or (iii) a Qualified Transferee of the foregoing.
(g)    “Qualified Transfer” means any Transfer of a share of Common Stock: (i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder; (ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or (iii) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a Supporting Organization and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class V Common Stock is Transferred to it, that such share of Class V Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(h)    “Qualified Transferee” means a Transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.
(i)    “Qualified Trust” means a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of a Qualified Stockholder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
(j)    “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).
(k)    “Transfer” means to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
(l)    “Voting Control” (i) with respect to a share of Common Stock, means the power, directly or indirectly, to vote or direct the voting of such share by proxy, voting agreement or otherwise and (ii) with respect to any person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any person owning a majority of the voting power of the voting securities of another person shall be deemed to have voting control of that person.
ARTICLE V
BOARD OF DIRECTORS
5.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.
5.2    Number of Directors: Election: Term.
(a)    The number of directors that shall constitute the entire Board shall not be less than seven (7) nor more than eleven (11). Without limiting the rights of any party to the Investor Rights Agreement, dated on or about the Effective Date, among the Corporation and the other persons party thereto (as such agreement may be amended from time to time) (the “Investor Rights Agreement”), within such limit, the number of members of the entire Board shall be fixed, from time to time, exclusively by the Board in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

(b)    Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.
(c)    Elections of directors need not be by written ballot unless the Bylaws shall so provide.
(d)    Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V then upon commencement and for the duration of the period during which such right continues: (i) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.
5.3    Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement with respect to the election and removal of directors, a director may be removed from office (a) prior to a Control Trigger Event (as defined below), for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Control Trigger Event” means the Family Group ceasing to own at least fifty percent (50%) of the voting power of the corporation.
5.4    Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.
ARTICLE VI
AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that following a Control Trigger Event, the Bylaws may only be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII
STOCKHOLDERS
7.1    Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation may be effected (a) at a duly called annual or special meeting of the stockholders of the Corporation or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.
7.2    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer (or his or her designee) of the Corporation or the Board, and, until a Control Trigger Event has occurs, by stockholders holding a majority of the voting power of the Corporation.
7.3    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VIII
LIMITATION OF LIABILITY AND INDEMNIFICATION
8.1    Limitation of Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the

DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
8.2    Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.
8.3    Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
8.4    Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.
8.5    Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.
8.6    Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX
MISCELLANEOUS
9.1    Forum for Certain Actions.
(a)    Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.
(b)    Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 9.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
(c)    Enforceability. If any provision of this Section 9.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
(d)    Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

9.2    Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 9.2. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, upon a Control Trigger Event the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).
9.3    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this second day of December, 2021.

/s/ McKeel Hagerty
By: McKeel Hagerty
Its: Chief Executive Officer